Exhibit 99.1

Tecnoglass Announces New $300 Million Credit Facility

- Expands Borrowing Capacity, Significantly Reduces Cost of Capital, Lowers Interest Expense by an Estimated $11 Million Annually, and Extends Maturity to 2025 -

Barranquilla, Colombia – November 2, 2020 - Tecnoglass, Inc. (NASDAQ: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries, today announced it has entered into a new $300 million Senior Secured Credit Facility (“Credit Facility”), consisting of a $250 million delayed draw term loan and a $50 million committed revolving credit facility, with a maturity date in 2025. The Credit Facility has an accordion feature allowing the Company to increase the borrowing capacity to $325 million. The Credit Facility will bear interest at a rate of LIBOR, with a 0.75% floor, plus a spread of between 2.50% and 3.50%, based on the Company’s net leverage ratio. Under the terms of the agreement, the facility will have an initial interest rate spread of 3.00%, which the Company expects to decrease to a spread of 2.75% in April 2021.

The Company intends to use the net proceeds to repay all outstanding borrowings under its previous credit facilities. The Company’s existing $210 million unsecured senior notes, which bear interest at a rate of 8.2% and mature in 2022, are expected to be redeemed in full following a step down in redemption price at the end of January 2021. The Company plans to use the remaining proceeds and available cash for ongoing working capital needs and general corporate purposes.

Santiago Giraldo, Tecnoglass Chief Financial Officer, stated, “This larger facility, with its improved pricing and flexibility, is supported by a very strong syndication of U.S. and European based lenders who underwrote this agreement with a clear recognition of Tecnoglass as a solid U.S.-focused company. The significantly improved terms of the facility underscore our record of growth, our improved cash generation, and our greater than 90% of revenues derived from the U.S. We believe the significant reduction of our cost of capital, including anticipated annual cash interest savings of approximately $11 million on current outstanding borrowings, positions us exceptionally well to fund growth initiatives and to further capitalize on market opportunities. We thank all of our new and existing lenders for their continued support of our industry-leading margin business.”

BBVA USA acted as Administrative Agent, with Citizens Bank, N.A., ING Bank N.V., and Sabadell Bank acting as Joint Lead Arrangers for the Credit Facility.

Separately, the Company completed the previously-disclosed purchase of a land parcel, which will be contributed to its Vidrio Andino joint venture with Saint-Gobain to be used for the construction of a new float glass manufacturing facility located near Barranquilla. The land transaction was completed on October 28, 2020 for a purchase price of $10.9 million in aggregate value, paid in Tecnoglass ordinary shares issued at a price of $7.00 per share, which represents an approximate 33% premium based on the stock price as of the closing date of October 27, 2020.

About Tecnoglass

Tecnoglass Inc. is a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries. Tecnoglass is the #1 architectural glass transformation company in Latin America and the second largest glass fabricator serving the United States. Headquartered in Barranquilla, Colombia, the Company operates out of a 2.7 million square foot vertically-integrated, state- of-the-art manufacturing complex that provides easy access to the Americas, the Caribbean, and the Pacific. Tecnoglass supplies over 1000 customers in North, Central and South America, with the United States accounting for more than 80% of revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), 50 United Nations Plaza (New York), Trump Plaza (Panama), Icon Bay (Miami), and Salesforce Tower (San Francisco). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

Investor Relations:

Santiago Giraldo

CFO

305-503-9062

investorrelations@tecnoglass.com

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